Exhibit 99.1

September 14, 2012

Jamie Mai

Managing Member

Cornwall Capital Management LP

One Rockefeller Plaza, 24th Floor

New York, NY 10020

Dear Mr. Mai:

The Board of Directors of American Pacific Corporation (the “Company”) has received the letter you sent on behalf of Cornwall Capital Management LP (“Cornwall”) dated September 6, 2012. The Board of Directors takes its fiduciary duties very seriously and is committed to acting in the best interests of the Company and all of its stockholders. The views of all stockholders are important to the Company and the Board. Therefore, the Board considered thoroughly and with care the contents of that letter.

The Board of Directors has directed me, as Chairman of the Corporate Governance Committee and an independent director, to communicate the Board’s response to your letter.

As an initial matter, the Company’s stock price has almost tripled over the last two years, rising from $4.22 on September 10, 2010 to $12.35 on September 13, 2012, which is a 192% increase.

As you know, during this period, the Company executed its strategy of growing substantially its former aerospace equipment segment, and selling it for a substantial gain.

In consequence of that profitable strategic transaction, the Company has narrowed the focus of its operations and its forward planning, and has improved significantly its balance sheet by the recently completed redemption of $40 million of its total high interest debt of $105 million. That partial redemption has substantially reduced the Company’s leverage and the cash required for interest payments. And as previously announced, the Company is engaged in efforts to further reduce interest costs and improve its balance sheet by replacing the remainder of the high interest rate debt with much lower interest rate bank financing. This strategy, and its results, have been commended by those of the Company’s stockholders that have expressed their views to Management.

Moreover, the Company’s drive to improve its core operating performance is also paying off, with both the fine chemicals segment and the specialty chemicals segment showing strong performance in Fiscal 2012. The Company also improved its outlook and guidance for fiscal 2012, and expects consolidated revenues for continuing operations of at least $175 million, again representing a significant improvement compared to prior years.

As the Company has previously indicated, Management and the Board are heavily focused on the growth and performance of the Company’s pharmaceutical-related product lines. The Company’s Board and Management have just completed a review of both the business plan for the Company’s next fiscal year and a long term strategic plan, both of which the Board believes will continue to build value for stockholders. The Company’s Board has concluded that it is most beneficial for the Company to focus on executing the Company’s approved plans for the benefit of all stockholders.

The Company’s Board of Directors and management have always welcomed, and continue to welcome, dialogue with investors regarding the Company’s strategic plans. We value investors’ views and input, and consider them with care. Thus, if Cornwall has specific suggestions for the strategic direction of the Company, the Board encourages Cornwall to communicate those suggestions to the Company, preferably through dialogue with Joseph Carleone, the Company’s Chief Executive Officer. Respectfully, in our view, a constructive dialogue with our investors is far more productive in every way than a letter-writing campaign. We have been responsive to views of our investors and will continue to be responsive.

Unfortunately, the letter Cornwall sent does not contain sufficient information for us to identify or understand what thoughts Cornwall has with respect to the Company’s operations and strategies, or even its capital allocation plans, or what qualities, experience, skills, or ideas its proposed board members would bring to the table.

As you may be aware, the Board announced in December 2010 its intention to reduce the size of its Board over time through the non-replacement of current directors who retire or are no longer able to serve. While seeking to reduce the size of the Board over time, the Board, through the Corporate Governance Committee (which serves as the director nominating committee), nevertheless seeks to identify well-qualified individuals as potential director nominees. The future is inherently unpredictable in general, and the future circumstances of members of our Board are likewise unpredictable. It is in the Company’s best interest for the Corporate Governance Committee to be in a position to put forward strong director candidates if circumstances require the replacement of those who may retire or are no longer able to serve, consistent with our overall objective of reducing the size of the Board over time.

The process for stockholders to nominate directors under Section 2.2 of the Company’s Bylaws is to provide timely written notice to the Company’s Secretary, including all information about potential nominees specified in that section. For the 2013 annual meeting such a recommendation can be submitted until October 28, 2012. Consistent with the practice of most public companies, and certainly consistent with best practices, the Corporate Governance Committee asks potential candidates to provide all the information required for securities law disclosure purposes and compliance with Nasdaq rules, and conducts (with the consent of the potential candidate) thorough personal and financial background checks as part of the vetting process.

Page 2 of Exhibit 99.1

The Cornwall letter does not identify any individual or individuals that Cornwall would want to be considered as possible directors. Should Cornwall wish to recommend a person for Corporate Governance Committee consideration, please forward the name, contact information, relevant background information, and executed consents to the conduct of the required personal and financial background checks to the Company’s Corporate Secretary.

The Board assumes that Cornwall shares a common interest in enhancing overall stockholder value. Accordingly, we invite Cornwall to support the Company constructively as we continue implementing the adopted plans that are designed to further increase the Company’s growth and profitability for the benefit of all stockholders.

Very truly yours,

/s/ C. KEITH ROOKER

C. Keith Rooker
Chairman, Corporate Governance Committee
For the Board of Directors

Page 3 of Exhibit 99.1